EXHIBIT 99.1
For Immediate Release
Contact: Harvey Grossblatt, President
Universal Security Instruments, Inc.
410-363-3000, Ext. 224
or
Don Hunt, Jeff Lambert
Lambert, Edwards & Associates, Inc.
616-233-0500

Universal Security Instruments Announces Record Earnings and
Increased Sales For Fiscal Year

OWINGS MILLS, MD, July 13, 2004: Universal Security Instruments, Inc. (AMEX: UUU) today announced record earnings on increased sales for the fiscal year ended March 31, 2004 (the highest in its 35 year history and the Company’s second consecutive year of record earnings). The Company cited ongoing market share gains for its core product lines and continued good performance at its Hong Kong-headquartered Joint Venture as primary success factors.

The Owings Mills, MD-based designer and marketer of safety and security equipment reported fourth quarter net earnings of $484,290, or $0.31 per basic share ($0.28 per diluted share), and sales of $3,932,491, compared with net earnings of $519,884, or $0.34 per basic share ($0.31 per diluted share), and sales of $3,859,238 for last year’s fourth quarter.

As previously announced, the Company placed a voluntary hold on sales of GFCI units during the second half of the 2004 fiscal year. Fourth quarter sales of the Company’s other products grew this year despite the voluntary hold on GFCI sales, reflecting the Company’s growing market share gains in its core smoke and carbon monoxide alarm business. Included in last year’s fourth quarter sales were approximately $900,000 of ground fault circuit interrupter sales. GFCI sales resumed in April.

For the 12 months ended March 31, 2004, sales rose 8% to $17,201,116, versus $15,953,883 for the same period last year. The Company reported net earnings rose to $2,571,026, a record, or $1.69 per basic share ($1.49 per diluted share), compared to net earnings of $2,400,318, or $1.66 per basic ($1.54 per diluted share), for the same period last year.

“Our results for the fourth quarter and year-end are very gratifying and stand as tangible evidence of our ability to leverage our core product lines in driving top and bottom line growth,” said Steve Knepper, chairman of the board and chief executive officer of Universal Security Instruments. “GFCI shipments have resumed, demand is returning and we have strong momentum on our product fronts as we head into a new fiscal year.”

Knepper added the Company is looking forward to the opening by its 50%-owned Hong Kong Joint Venture of the new 250,000-square foot manufacturing facility located in Fujian Province in Southern China, expected to begin operations late in 2004.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of residential fire and smoke alarms. Founded in 1969, the Company has a 35-year heritage of developing innovative and easy-to-install safety devices, including smoke, fire and carbon monoxide alarms. Universal Security has increased revenue and earnings while gaining significant new market share since 2001. For more information on Universal Security Instruments, visit the website at www.universalsecurity.com.

* more *

7-A GWYNNS MILL COURT • OWINGS MILLS, MARYLAND 21117, USA (410) 363-3000 • www.universalsecurity.com

Universal/Page 2
UNIVERSAL SECURITY INSTRUMENTS, INC.
CONSOLIDATED STATEMENT OF INCOME

	(UNAUDITED)
	Three Months Ended March 31,

	2004		2003

Sales		$3,932,491		$3,859,238
Net income	**$	484,290	*$	519,884
Income per share
Basic		0.31		0.34
Diluted		0.28		0.31
Weighted average number of common shares outstanding
Basic		1,552,287		1,494,921
Diluted		1,743,851		1,665,173

	(AUDITED)
	Twelve Months Ended March 31

	2004		2003

Net income	**$	2,571,026	*$	2,400,318
Income per share
Basic		$1.69		$1.66
Diluted		$1.49		$1.54
Weighted average number of common shares outstanding
Basic		1,516,846		1,443,439
Diluted		1,725,206		1,561,745

*	Due to the tax benefit carryforward of prior years' operating losses, no tax liability was incurred.

**	Due to the tax benefit carryforward of prior years' operating losses, no tax liability was incurred other than state income taxes.

CONSOLIDATED BALANCE SHEET

ASSETS	March 31,

	2004	2003

Cash	$188,190	$51,112
Accounts receivable and amount due from factor	3,225,625	847,408
Inventory	2867,650	3,224,229
Prepaid expenses	107,052	136,343

TOTAL CURRENT ASSETS	6,388,517	4,259,092

INVESTMENT IN HONG KONG JOINT VENTURE	4,832,286	3,831,583

PROPERTY, PLANT AND EQUIPMENT – NET	93,431	279,896
OTHER ASSETS AND DEFERRED TAX ASSET	72,385	11,472
TOTAL ASSETS	$11,386,619	$8,382,043

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and accrued expenses	$1,517,305	$1,173,175
Accrued liabilities	663,818	684,979
Current obligations under capital lease	7,224	23,250

TOTAL CURRENT LIABILITIES	2,188,347	1,881,404

LONG TERM DEBT	—	7,224
SHAREHOLDERS’ EQUITY
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding
1,552,896 and 1,495,976 shares at March 31, 2004 and March 31, 2003, respectively	15,529	14,960
Additional paid-in capital	11,188,903	11,055,641
Accumulated deficit	(2,006,160)	(4,577,186)

TOTAL SHAREHOLDERS’ EQUITY	9,198,272	6,493,415

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,386,619	$8,382,043

All shares have been adjusted to reflect the 4 for 3 stock split payable on April 5, 2004.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Although UNIVERSAL SECURITY INSTRUMENTS, INC. believes that the expectations reflected in such forward-looking statements are reasonable; the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projections.

The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission)

Reports and Financial Statements For the year ended 31 March 2004

The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission)

Contents
Independent Auditors' Report	JV-1
Report of Independent Auditors	JV-2
Consolidated Income Statement	JV-3
Consolidated Balance Sheet	JV-4
Balance Sheet	JV-5
Consolidated Statement of Changes in Equity	JV-6
Consolidated Cash Flow Statement	JV-7
Notes to the Financial Statements	JV-8

Expressed in Hong Kong dollars ("HK$")

Independent auditors' report

To the Board of Directors of The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission) (incorporated in Hong Kong with limited liability)

We have audited the accompanying consolidated balance sheet of The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission) and subsidiaries, as of 31 March 2004, and the related consolidated statements of income, changes in equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company as of and for years ended 31 March 2003 and 2002 were audited by other auditors whose report, dated 9 May 2003, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission and subsidiaries as of 31 March 2004, and the consolidated results of its income and its cash flows for the year then ended, in conformity with accounting principles generally accepted in Hong Kong.

Grant Thornton Certified Public Accountants Hong Kong
25 June 2004

JV-1

Report of Independent Auditors

To the Board of Directors

The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission) (Incorporated in Hong Kong with limited liability)

We have audited the accompanying consolidated balance sheets of (name withheld and filed separately with the Securities and Exchange Commission) (the "Company") and its subsidiaries as of 31 March 2003 and 2002, and the related consolidated profit and loss accounts, consolidated statements of changes in equity and cash flows for each of the two years in the period ended 31 March 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of 31 March 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the two years in the period ended 31 March 2003 in conformity with accounting principles generally accepted in Hong Kong.

Accounting principles generally accepted in Hong Kong vary in certain significant respects from accounting principles generally accepted in the United States of America. Application of generally accepted accounting principles in the United States of America would not have had a significant effect on the consolidated results of operations of the Company and its subsidiaries for each of the two years in the period ended 31 March 2003 and the financial position of the Company and its subsidiaries as of 31 March 2003 and 2002.

Ernst & Young Hong Kong
9 May 2003

JV-2

The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission)

Consolidated income statement for the year ended 31 March 2004

	Notes	2004	2003
		HK$	HK$
Turnover	3	187,606,721	182,256,085
Cost of sales		(130,230,706)	(120,864,232)

Gross profit		57,376,015	61,391,853
Other revenue		1,987,172	1,221,670
Administrative expenses		(23,115,557)	(21,819,089)

Profit from operations		36,247,630	40,794,434
Finance costs	4	(353,940)	(355,013)

Profit before taxation	5	35,893,690	40,439,421
Taxation	6	(3,442,047)	(3,344,724)

Profit for the year	7	32,451,643	37,094,697

Dividends	8	29,850,506	19,955,322

JV-3

The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission)

Consolidated balance sheet as at 31 March 2004
	Notes	2004	2003
		HK$	HK$

ASSETS AND LIABILITIES

Non-current assets
Property, plant and equipment	9	31,438,718	19,506,034
Investments	10	23,991,361	—
Amount due from investee company	11	—	—

		55,430,079	19,506,034

Current assets
Inventories	13	20,415,519	15,122,141
Trade and other receivables		6,318,366	4,864,076
Tax recoverable		414,714	—
Amount due from a shareholder	15	2,789,192	4,204,766
Cash and bank balances		10,032,654	40,893,730

		39,970,445	65,084,713

Current liabilities
Trade and other payables		14,809,746	15,735,134
Amount due to a related company	16	3,182,783	3,435,335
Dividend payable	17	11,700,000	—
Loans from shareholders	18	2,868,954	—
Provision for taxation		—	2,366,798

		32,561,483	21,537,267

Net current assets		7,408,962	43,547,446

Total assets less current liabilities		62,839,041	63,053,480

Non-current liabilities
Loans from shareholders	18	—	2,868,954
Provision for deferred taxation	19	75,000	30,000

		75,000	2,898,954

Net assets		62,764,041	60,154,526

CAPITAL AND RESERVES

Share capital	20	200	200
Reserves	21	62,763,841	60,154,326

Shareholders' funds		62,764,041	60,154,526

JV-4

The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission)

Balance sheet as at 31 March 2004
	Notes	2004	2003
		HK$	HK$

ASSETS AND LIABILITIES

Non-current assets
Property, plant and equipment	9	4,540,786	4,550,036
Investments	10	23,991,361	—
Interests in subsidiaries	12	26,135,844	(1,131,340)

		54,667,991	3,418,696
Current assets
Inventories	13	20,415,519	15,122,141
Trade and other receivables		2,089,465	881,514
Tax recoverable		414,714	—
Amount due from a subsidiary	14	7,262,385	5,004,185
Amount due from a shareholder	15	—	4,204,766
Cash and bank balances		7,258,898	38,025,201

		37,440,981	63,237,807
Current liabilities
Trade and other payables		13,568,375	13,931,320
Amount due to a related company	16	3,182,783	3,435,335
Dividend payable	17	11,700,000	—
Loans from shareholders	18	2,868,954	—
Provision for taxation		—	2,366,798

		31,320,112	19,733,453

Net current assets		6,120,869	43,504,354

Total assets less current liabilities		60,788,860	46,923,050

Non-current liabilities
Loans from shareholders	18	—	2,868,954
Provision for deferred taxation	19	75,000	30,000

		75,000	2,898,954

Net assets		60,713,860	44,024,096

CAPITAL AND RESERVES

Share capital	20	200	200
Reserves	21	60,713,660	44,023,896

Shareholders' funds		60,713,860	44,024,096

JV-5

The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission)

Consolidated statement of changes in equity for the year ended 31 March 2004

		Exchange	Retained
	Share capital	reserve	profits	Total
	HK$	HK$	HK$	HK$

Balance at 1 April 2002	200	—	43,014,951	43,015,151
Profit for the year	—	—	37,094,697	37,094,697
Dividends	—	—	(19,955,322)	(19,955,322)

Balance at 31 March 2003 and
1 April 2003	200	—	60,154,326	60,154,526
Exchange differences arising on
translation of a subsidiary	—	8,378	—	8,378
Profit for the year	—	—	32,451,643	32,451,643
Dividends	—	—	(29,850,506)	(29,850,506)

Balance at 31 March 2004	200	8,378	62,755,463	62,764,041

JV-6

The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission)

Consolidated cash flow statement for the year ended 31 March 2004

	2004	2003
	HK$	HK$

Cash flows from operating activities
Profit before taxation	35,893,690	40,439,421
Adjustments for :
Depreciation of property, plant and equipment	3,999,174	3,455,158
Gain on disposal of other securities	(53,820)	—
Interest expense	353,940	355,013
Interest income	(710,203)	(373,074)
Loss on disposal of property, plant and equipment	—	120,708
Provision for doubtful debts	95,641	85,863
Provision for inventories	132,787	—
Unrealised holding gain on other securities	(592,941)	—

Operating profit before working capital changes	39,118,268	44,083,089
Increase in amount due from a shareholder	(7,659,679)	(11,974,095)
Increase in inventories	(5,426,165)	(2,353,844)
Increase in trade and other receivables	(1,323,849)	(2,879,330)
(Decrease)/Increase in amount due to a related company	(252,552)	2,535,335
(Decrease)/Increase in trade and other payables	(925,388)	2,099,006

Cash generated from operations	23,530,635	31,510,161
Interest received	484,121	373,074
Interest paid	(353,940)	(355,013)
Dividends paid	(9,075,253)	(9,977,661)
Hong Kong profits tax paid	(6,178,559)	(2,660,626)

Net cash inflow from operating activities	8,407,004	18,889,935

Cash flows from investing activities
Purchase of property, plant and equipment	(15,931,858)	(6,738,013)
Purchase of other securities	(31,293,580)	—
Proceeds from disposal of other securities	7,948,980	—
Proceeds from disposal of property, plant and equipment	—	70,400
Decrease in pledged time deposit	—	1,676,441

Net cash outflow from investing activities	(39,276,458)	(4,991,172)

Net (decrease)/ increase in cash and bank balances	(30,869,454)	13,898,763

Cash and bank balances at beginning of the year	40,893,730	26,994,967

Effect of foreign exchange rate change	8,378	—

Cash and bank balances at end of the year	10,032,654	40,893,730

JV-7

The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission)

Notes to the financial statements for the year ended 31 March 2004

1.	GENERAL INFORMATION

The company was incorporated in Hong Kong with limited liability. The principal activities of the company and the group are manufacturing and trading of consumer electronic products including smoke and fire alarms, carbon monoxide detectors and other home safety products. Details of the company's subsidiaries are set out in note 12 to the financial statements.

2.	PRINCIPAL ACCOUNTING POLICIES

(a) Basis of preparation

The financial statements are prepared in accordance with all applicable Hong Kong Financial Reporting Standards, which include all applicable Statements of Standard Accounting Practice ("SSAPs") and Interpretations issued by the Hong Kong Society of Accountants and the Hong Kong Companies Ordinance. The financial statements are prepared under the historical cost convention as modified by the revaluation of certain investments as explained in note 2(e) below.

Adoption of a revised SSAP :

In the current year, the group has adopted, for the first time, SSAP 12 (Revised) "Income taxes". The principal effect of implementation of SSAP 12 (Revised) is in relation to deferred tax. In the previous years, partial provision was made for deferred tax using the income statement liability method, i.e. a liability was recognised in respect of timing differences arising, except where timing differences were not expected to reverse in the foreseeable future. Deferred tax assets were not recognised unless their realisation was assured beyond reasonable doubt. SSAP 12 (Revised) requires the adoption of a balance sheet liability method, whereby deferred tax is recognised in respect of all temporary differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, with limited exceptions.

In the absence of any specific transitional requirements in SSAP 12 (Revised), the new accounting policy has been applied retrospectively. However, the adoption of SSAP 12 (Revised) has not resulted in any significant changes to the current and prior year's net assets and results and accordingly, no prior year adjustment is required.

JV-8

The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission)

2.	PRINCIPAL ACCOUNTING POLICIES (Continued)

	(b)	Basis of consolidation

The consolidated financial statements incorporate the financial statements of the company and its subsidiaries made up to 31 March each year. All material intra-group transactions and balances within the group are eliminated on consolidation.

	(c)	Subsidiaries

Subsidiaries are those enterprises in which the company controls more than half of the voting power, or holds more than half of the issued share capital, or controls the composition of the board of directors.

Subsidiaries are carried at cost less any impairment loss.

	(d)	Property, plant and equipment

(i) Depreciation

Depreciation is provided to write off the cost of property, plant and equipment over their estimated useful lives, using the straight line method, at the following rates per annum :

Land held on medium term leases	Over the terms of the leases
Land use right	Over the period of the right
Buildings	5%
Leasehold improvements	20%
Plant and machinery	10%
Furniture and fixtures	20%
Motor vehicles	20%
Computer equipment and software	50%

Construction in progress represents costs incurred in the construction of buildings. These costs are not depreciated until such time as the relevant assets are completed and put into use, at which time the relevant costs are transferred to the appropriate category of property, plant and equipment.

JV-9

The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission)

2.	PRINCIPAL ACCOUNTING POLICIES (Continued)

	(d)	Property, plant and equipment (Continued)

(ii) Measurement bases

Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to the working condition and location for its intended use. Subsequent expenditure relating to property, plant and equipment is added to the carrying amount of the assets if it can be demonstrated that such expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the assets.

When assets are sold, any gain or loss resulting from their disposal, being the difference between the net disposal proceeds and the carrying amount of the assets, is included in the income statement.

	(e)	Investments

Investment securities are stated at cost less impairment losses.

Other securities are stated at fair value. Changes in value are recognised in the income statement as they arise.

	(f)	Inventories

Inventories are stated at the lower of cost and net realisable value. Cost comprises direct materials computed using first-in, first-out method and, where applicable, direct labour and those overheads that have been incurred in bringing the inventories to their present location and condition. Net realisable value is calculated as the actual or estimated selling price less all further costs of completion and estimated costs necessary to make the sale.

	(g)	Impairment

The carrying amounts of the group’s assets are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated. An impairment loss is recognised whenever the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. Impairment losses are recognised in the income statement unless the relevant asset is carried at a revalued amount under another SSAP, in which case the impairment loss is treated as a revaluation decrease under that SSAP.

JV-10

The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission)

2.	PRINCIPAL ACCOUNTING POLICIES (Continued)

	(g)	Impairment (Continued)

(i) Calculation of recoverable amount

The recoverable amount of an asset is the greater of its net selling price and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

(ii) Reversals of impairment

An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation, if no impairment loss had been recognised.

	(h)	Income tax

Income tax for the year comprises current and deferred taxes.

Current tax is the expected tax payable on the taxable income for the year using tax rates enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years.

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences, and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from goodwill (or negative goodwill) or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit.

JV-11

The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission)

2.	PRINCIPAL ACCOUNTING POLICIES (Continued)

	(h)	Income tax (continued)

Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries, except where the group is able to control the reversal of the temporary differences and it is probable that the temporary difference will not reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered. Any such reduction is reversed to the extent that it becomes probable that sufficient taxable profit will be available.

Deferred tax assets and liabilities are not discounted. Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised. Deferred tax is charged or credited to the income statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.

	(i)	Employee benefits

(i) Employee entitlements

Employee entitlements to annual leave and long service payments are recognised when they accrue to employees. A provision is made for the estimated liability for annual leave and long service payments as a result of services rendered by employees up to the balance sheet date.

Non-accumulating compensated absences such as sick leave and maternity leave are not recognised until the time of leave.

JV-12

The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission)

2.	PRINCIPAL ACCOUNTING POLICIES (Continued)

	(i)	Employee benefits (Continued)

(ii) Retirement benefit costs

The company operates a defined contribution Mandatory Provident Fund retirement benefits scheme (the "MPF Scheme") under the Mandatory Provident Fund Schemes Ordinance, for all of its employees in Hong Kong. The MPF Scheme became effective on 1 December 2000. Contributions are made based on a percentage of the employees' basic salaries, limited to a maximum of HK$1,000 per month, and are charged to the income statement as they become payable in accordance with the rules of the MPF Scheme. The assets of the MPF Scheme are held separately from those of the company in an independently administered fund. The company's employer contributions vest fully with the employees when contributed into the MPF Scheme.

	(j)	Operating leases

Leases where substantially all the risks and rewards of ownership of assets remain with the lessor are accounted for as operating leases. Annual rentals applicable to such operating leases are charged to the income statement on a straight line basis over the lease terms.

	(k)	Foreign currencies

Transactions in foreign currencies are translated into Hong Kong dollars at the rates of exchange ruling at the dates of transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into Hong Kong dollars at the rates of exchange ruling at that date. Gains and losses arising on exchange are dealt with in the income statement.

The balance sheets of subsidiaries expressed in foreign currencies are translated at the rates of exchange ruling at the balance sheet date and the income statements are translated at an average rate for the year. Gains and losses arising on exchange are dealt with as movements in reserve.

JV-13

The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission)

2.	PRINCIPAL ACCOUNTING POLICIES (Continued)

(l) Recognition of revenue

Revenue from the sale of goods is recognised when the significant risks and rewards of ownership of the goods have been transferred to customers.

Rental income from properties letting under operating leases is recognised on the straight line basis over the lease terms.

Interest income is recognised on a time proportion basis.

(m) Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.

3.	TURNOVER

Turnover represents total invoiced value of goods supplied, less discounts and returns.

4.	FINANCE COSTS

	2004	2003
	HK$	HK$
Interest charges on :
- Discounted bills	309,292	286,947
- Others	44,648	68,066

	353,940	355,013

JV-14

The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission)

5.	PROFIT BEFORE TAXATION

		2004	2003
		HK$	HK$
	Profit before taxation is arrived at after charging :
	Auditors' remuneration
	- current year	200,000	168,000
	- underprovision in prior year	25,500	—
	Cost of inventories recognised as expenses	130,230,706	120,864,232
	Depreciation of property, plant and equipment	3,999,174	3,455,158
	Loss on disposal of property, plant and equipment	—	120,708
	Operating lease charges in respect of land and
	buildings	1,274,857	1,175,993
	Provision for doubtful debts	95,641	85,863
	Provision for inventories	132,787	—
	Retirement benefits scheme contributions	180,971	162,751
	Staff costs (excluding retirement benefits scheme
	contributions)	10,695,463	9,433,055

	and crediting :
	Bank interest income	195,147	203,814
	Exchange gain, net	57,670	238,478
	Gain on disposal of other securities	53,820	—
	Interest income from a shareholder	198,245	169,260
	Interest income from other securities	316,811	—
	Rental income less outgoings	273,067	295,200
	Unrealised holding gain on other securities	592,941	—

JV-15

The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission)

6.	TAXATION
		2004	2003
		HK$	HK$
	The tax charge comprises :
	Hong Kong profits tax
	- current year	3,509,340	3,700,000
	- overprovision in prior years	(112,293)	(51,576)

		3,397,047	3,648,424

	Deferred taxation (Note 19)
	- current year	45,000	(334,984)
	- attributable to increase in tax rate	—	31,284

		45,000	(303,700)

	Total income tax expense	3,442,047	3,344,724

	Hong Kong profits tax is provided at the rate of 17.5% (2003 : 16%) on the estimated assessable profits arising in Hong Kong for the year. In March 2003, the Hong Kong government announced an increase in the profits tax rate from 16% to 17.5% . This increase is taken into account in the preparation of the financial statements.

JV-16

The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission)

6.	TAXATION (Continued)

	Reconciliation between tax expense and accounting profit at applicable tax rates :

		2004	2003
		HK$	HK$

	Profit before taxation	35,893,690	40,439,421

	Notional tax on profit before taxation, calculated at
	the rates applicable to profits in the tax
	jurisdictions concerned	8,824,460	6,483,256
	Tax effect of non-deductible expenses	4,786,788	18,550
	Tax effect of non-taxable revenue	(3,386,685)	(3,304,084)
	Tax effect on temporary differences not recognised	143,131	(23,039)
	Tax effect on unrecognised tax losses	8,372	52,247
	Tax effect on utilisation of tax losses previously not
	recognised	(11,312)	—
	Effect of tax exemption on the income arising from
	the People's Republic of China ("PRC")	(6,837,387)	—
	Effect on opening deferred tax balances resulting
	from an increase in tax rate during the year	—	31,284
	Overprovision in prior years	(112,293)	(51,576)
	Others	26,973	138,086

	Actual tax expense	3,442,047	3,344,724

7.	PROFIT FOR THE YEAR

Of the consolidated profit attributable to shareholders of HK$32,451,643 (2003 : HK$37,094,697), HK$46,540,270 (2003 : HK$37,388,143) has been dealt with in the financial statements of the company.

JV-17

The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission)

8.   DIVIDENDS

	2004	2003
	HK$	HK$

Dividends attributable to the year :

First interim dividend of HK$2,130,692 (2003 :
HK$2,834,679) per share	4,261,384	5,669,358
Second interim dividend of HK$2,488,371 (2003 :
HK$2,692,134) per share	4,976,742	5,384,268
Third interim dividend of HK$2,205,190 (2003 :
HK$2,526,524) per share	4,410,380	5,053,048
Fourth interim dividend of HK$2,251,000 (2003 :
HK$1,924,324) per share	4,502,000	3,848,648
Final dividend of HK$5,850,000 (2003 : HK$Nil) per
share	11,700,000	—

	29,850,506	19,955,322

JV-18

The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission)

9.   PROPERTY, PLANT AND EQUIPMENT Group

	Medium
	term
	leasehold	Land use							Computer
	land	right		Leasehold	Construction	Plant and	Furniture	Motor	equipment
	(Note i)	(Note ii)	Buildings	improvements	in progress	machinery	and fixtures	vehicles	and software	Total
	HK$	HK$	HK$	HK$	HK$	HK$	HK$	HK$	HK$	HK$

Cost
At 1 April 2003	2,102,686	—	13,711,906	10,277,238	—	31,296,250	3,848,846	2,504,733	1,072,668	64,814,327
Additions	—	7,673,722	—	107,002	5,693,589	449,415	125,525	1,493,033	389,572	15,931,858

At 31 March 2004	2,102,686	7,673,722	13,711,906	10,384,240	5,693,589	31,745,665	3,974,371	3,997,766	1,462,240	80,746,185

Accumulated depreciation
At 1 April 2003	515,158	—	6,362,018	7,450,168	—	26,148,420	3,084,010	1,126,364	622,155	45,308,293
Charge for the year	54,747	—	730,937	691,732	—	1,066,431	274,574	688,442	492,311	3,999,174

At 31 March 2004	569,905	—	7,092,955	8,141,900	—	27,214,851	3,358,584	1,814,806	1,114,466	49,307,467

Net book value
At 31 March 2004	1,532,781	7,673,722	6,618,951	2,242,340	5,693,589	4,530,814	615,787	2,182,960	347,774	31,438,718

At 31 March 2003	1,587,528	—	7,349,888	2,827,070	—	5,147,830	764,836	1,378,369	450,513	19,506,034

JV-19

The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission)

9.    PROPERTY, PLANT AND EQUIPMENT (Continued)

       Company

	Medium
	term
	leasehold						Computer
	land		Leasehold	Plant and	Furniture	Motor	equipment
	(Note i)	Buildings	improvements	machinery	and fixtures	vehicles	and software	Total
	HK$	HK$	HK$	HK$	HK$	HK$	HK$	HK$

Cost
At 1 April 2003	2,102,686	2,829,732	2,247,285	—	1,304,522	2,116,733	422,211	11,023,169
Additions	—	—	107,002	449,414	100,100	—	354,568	1,011,084

At 31 March 2004	2,102,686	2,829,732	2,354,287	449,414	1,404,622	2,116,733	776,779	12,034,253

Accumulated depreciation
At 1 April 2003	515,158	1,664,775	1,895,279	—	1,039,834	1,061,697	296,390	6,473,133
Charge for the year	54,747	141,487	112,604	24,912	104,005	388,846	193,733	1,020,334

At 31 March 2004	569,905	1,806,262	2,007,883	24,912	1,143,839	1,450,543	490,123	7,493,467

Net book value
At 31 March 2004	1,532,781	1,023,470	346,404	424,502	260,783	666,190	286,656	4,540,786

At 31 March 2003	1,587,528	1,164,957	352,006	—	264,688	1,055,036	125,821	4,550,036

JV-20

The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission)

9.	PROPERTY, PLANT AND EQUIPMENT (Continued)

Notes :

(i) In 1991, the company entered into an agreement to lease certain land in the PRC for a period of 50 years for factory and staff quarter purposes at a consideration of HK$2,102,686. The consideration of HK$2,102,686 is capitalised and is amortised over the period of the lease of 50 years.

(ii) During the year, a subsidiary of the company acquired a PRC land use right for HK$7,673,722. The subsidiary has obtained the respective land use right certificate from the relevant authority in the PRC. This land use right is amortised over the period of the right of 50 years.

10.	INVESTMENTS

		Group		Company
	2004	2003	2004		2003
	HK$	HK$	HK$		HK$

Investment securities :
Unlisted outside Hong Kong, at
cost	9,305,588	9,305,588	—		—
Less : Provision for impairment	(9,305,588)	(9,305,588)	—		—

	—	—	—		—

Other securities :
Listed outside Hong Kong, at fair
value	23,991,361	—	23,991,361		—

	23,991,361	—	23,991,361		—

JV-21

The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission)

10.   INVESTMENTS (Continued)

        Note :

        Details of the unlisted investment securities as at 31 March 2004 are as follows :

	Place of		Percentage of
	registration and	Nominal value of	equity attributable	Principal
Name	operation	registered capital	to the group	activity

An Affiliate of the Company	The PRC	US$4,000,000	30%	Dormant
(name withheld and filed
separately with The
Securities and Exchange
Commission)

The group does not have significant influence on the financial and operating policy decisions of the above investee company, and, accordingly, the investment is classified as investment securities.

11.   AMOUNT DUE FROM INVESTEE COMPANY

       Group

	2004	2003
	HK$	HK$

Amount due from an investee company	1,158,675	1,158,675
Less : Provision for doubtful debts	(1,158,675)	(1,158,675)

	—	—

The amount due from an investee company is unsecured, interest-free and has no fixed terms of repayment.

JV-22

The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission)

12.   AMOUNT IN SUBSIDIARIES

       Company

	2004	2003
	HK$	HK$

Unlisted shares, at cost	9,570,008	210,008
Less : Provision for impairment	(200,000)	(200,000)

	9,370,008	10,008

Amounts due from subsidiaries	17,542,123	15,376,861
Less : Provision for doubtful debts	(776,279)	—

	16,765,844	15,376,861

Amount due to a subsidiary	(8)	(16,518,209)

	26,135,844	(1,131,340)

       The amounts due from/(to) subsidiaries are unsecured, interest-free and have no fixed terms of repayment.

       Details of the subsidiaries as at 31 March 2004 are as follows :

Percentage of
	Place of		issued capital
	incorporation/	Nominal value of	held by the	Principal
Name	establishment	issued capital	company directly	activities

The Joint Venture (name	The PRC	US$15,000,000	100%	Manufacture of
withheld and filed				consumer electronic
separately with The				products, (operations
Securities and				not commenced yet)
Exchange
Commission)

The Joint Venture (name	Hong Kong	HK$200,000	100%	Trading of consumer
withheld and filed				electronic products
separately with The				and investment holding
Securities and
Exchange
Commission)

The Joint Venture (name	British Virgin	US$1	100%	Dormant
withheld and filed	Islands
separately with The
Securities and
Exchange
Commission)

The Joint Venture (name	Hong Kong	HK$10,000	100%	Dormant
withheld and filed
separately with The
Securities and
Exchange
Commission)

JV-23

The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission)

13.      INVENTORIES

	Group and Company
	2004	2003
	HK$	HK$

Raw materials	12,850,606	8,294,473
Work in progress	1,699,740	3,224,558
Finished goods	5,865,173	3,603,110

	20,415,519	15,122,141

The above inventories include finished goods at original cost of HK$132,787 (2003 : HK$Nil) which have been fully written down at 31 March 2004.

14.	AMOUNT DUE FROM A SUBSIDIARY

The amount is arising from trading activities and is repayable on normal commercial terms.

15.	AMOUNT DUE FROM A SHAREHOLDER

The amount is unsecured, interest bearing at 6% (2003 : 6%) per annum of the overdue trading balance and has no fixed terms of repayment.

16.	AMOUNT DUE TO A RELATED COMPANY

The amount is unsecured, interest-free and has no fixed terms of repayment.

17.	DIVIDEND PAYABLE

At a board meeting held on 7 February 2004, the directors recommended a final dividend of HK$5,850,000 per share, totalling HK$11,700,000.

18.	LOANS FROM SHAREHOLDERS

The loans are unsecured, interest-free and repayable on demand by the respective shareholders with the consent of the other. In the opinion of the directors, the loans as at 31 March 2004 will be repayable within one year from the balance sheet date and the loan balances are therefore shown as current.

JV-24

The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission)

19.      DEFFERED TAXATION

The following are the major deferred tax liabilities recognised in the balance sheet and the movements during the current and prior years:

Group and company

		Accelerated tax
		depreciation
		HK$

At 1 April 2002		333,700
Credit to income for the year		(334,984)
Effect of change in tax rate - charge to income for
the year		31,284

Balance at 31 March 2003 and 1 April 2003		30,000
Charge to income for the year		45,000

Balance at 31 March 2004		75,000

	2004	2003
	HK$	HK$

Net deferred tax liabilities recognised in the
balance sheets of the group and company	75,000	30,000

          The group and company did not have any material unprovided deferred tax assets and liabilities at 31 March 2004 (2003 : HK$Nil).

JV-25

The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission)

20.      SHARED CAPITAL

	2004	2003
	HK$	HK$

Authorised :
100 ordinary shares of HK$100 each	10,000	10,000

Issued and fully paid :
2 ordinary shares of HK$100 each	200	200

20.      RESERVES

           Group

	2004	2003
	HK$	HK$

Exchange reserve	8,378	—
Retained profits	62,755,463	60,154,326

	62,763,841	60,154,326

           Details of the movements in the above reserves during the year are set out in the consolidated statement of changes in equity on page 5.

           Company

Retained profits
HK$

Balance at 1 April 2002	26,591,075
Profit for the year	37,388,143
Dividends	(19,955,322)

Balance at 31 March 2003 and 1 April 2003	44,023,896
Profit for the year	46,540,270
Dividends	(29,850,506)

Balance at 31 March 2004	60,713,660

JV-26

The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission)

22.      OPERATING LEASE ARRANGEMENTS

           At 31 March 2004, the total future minimum rental receivable under non-cancellable operating leases in respect of land and buildings are as follows :

	Group and Company
	2004	2003
	HK$	HK$

Within one year	76,800	35,200
In the second to fifth years	130,133	—

	206,933	35,200

           At 31 March 2004, the total future minimum lease payments under non-cancellable operating leases in respect of land and buildings are payable as follows :

		Group		Company
	2004	2003	2004	2003
	HK$	HK$	HK$	HK$

Within one year	915,000	913,500	845,000	913,500
In the second to fifth years	1,820,000	2,660,000	1,820,000	2,660,000

	2,735,000	3,573,500	2,665,000	3,573,500

The group and the company lease office premises under operating leases. The leases run for an initial period of one to two years, with an option to renew the leases at the expiry dates. None of the leases includes contingent rentals.

23.	DIRECTORS' REMUNERATION

Remuneration of the directors disclosed pursuant to section 161 of the Companies Ordinance is as follows :

		Group		Company
	2004	2003	2004	2003
	HK$	HK$	HK$	HK$

Fees	—	—	—	—
Other emoluments	—	—	—	—

JV-27

The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission)

24.	CAPITAL COMMITMENTS

		Group		Company
		2004	2003	2004	2003
		HK$	HK$	HK$	HK$

	Contracted but not provided for
	the purchase of property, plant
	and equipment	—	128,181	—	128,181
	Contracted but not provided for
	the construction of the factory
	premises in the PRC	7,891,988	—	—	—
	Capital contributions payable to a
	PRC wholly-owned subsidiary	—	—	107,640,000	117,000,000

		7,891,988	128,181	107,640,000	117,128,181

25.	CONTINGENT LIABILITIES

		Group		Company
		2004	2003	2004	2003
		HK$	HK$	HK$	HK$

	Discounted bills with recourse	537,807	849,086	—	765,888

JV-28

The Joint Venture (name withheld and filed separately with The Securities and Exchange Commission)

26.	RELATED PARTY TRANSACTIONS

During the year, the following transactions were carried out with related parties :

		Group
	2004		2003
	HK$		HK$

Transactions with a related company
Rental expense	840,000		840,000
Management fee expense	3,281,250		2,160,000
Management bonus expense	3,182,783		3,435,335
Purchase of a PRC land use right	7,616,054		—

Transactions with a shareholder
Sales	58,205,352		57,170,207
Purchases	3,977,932		7,279,138
Sales commission expense	678,373		335,090
Interest income	198,245		169,260
Interest expenses	44,648		68,066

Transaction with a director
Rental expenses	240,000		240,000

27.	MAJOR NON-CASH TRANSACTION

During the year, HK$9,075,253 (2003 : HK$9,977,661) of the dividends for the year was settled through the current account with a shareholder.

28.	COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform with the current year's presentation.

29.	APPROVAL OF THE FINANCIAL STATEMENTS

The financial statements on pages JV-3 to JV-29 were approved by the board of directors on 25 June 2004.

JV-29